EXHIBIT 5 AND EXHIBIT 23.2

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

October 17, 2001

Spartan Stores, Inc.
870 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518

Ladies and Gentlemen:

                    As legal counsel for Spartan Stores, Inc., a Michigan corporation (the "Company"), we have examined and are familiar with the Company's Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and other corporate records and documents and have made such further examination as we have deemed necessary or advisable in order to enable us to render this opinion. Based upon the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Michigan.

2.	The Company has an authorized capitalization of 50,000,000 shares of common stock, no par value ("Common Stock"), and 10,000,000 shares of preferred stock.

3.

The 300,000 shares of Common Stock being registered on Form S-8 under the Securities Act of 1933 are authorized shares of Common Stock and such shares, when issued pursuant to Spartan Stores, Inc. 2001 Stock Bonus Plan, will be legally issued and outstanding, fully paid and nonassessable.

                    We hereby consent to the filing of this opinion and consent as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to this Registration Statement.

Very truly yours, WARNER NORCROSS & JUDD LLP By /s/Alex J. DeYonker Alex J. DeYonker A Partner